Exhibit 99.2	Press Release dated August 25, 2005
FOR IMMEDIATE RELEASE
infoUSA Issues Clarification Regarding Discussions between Special Committee with Vinod Gupta
Omaha, NE — August 25, 2005: infoUSA Inc. (NASDAQ:IUSA) announced that an analyst’s research brief issued today inaccurately characterizes discussions between the Special Committee of the Board of Directors of infoUSA and Mr. Vinod Gupta that preceded the withdrawal by Mr. Vinod Gupta of his previously announced proposal to acquire all of the shares of infoUSA not owned by him for $11.75 per share in cash.
The research report suggests that Mr. Vinod Gupta withdrew his offer after being told that the Special Committee was open to negotiations with him only if he was willing to vote for the best deal.
In fact, the Special Committee did not condition further negotiations with Mr. Vinod Gupta on a commitment to vote in favor of any alternative transaction. The Special Committee advised Mr. Vinod Gupta that it had concluded that any transaction would require a market test and offered two alternatives to Mr. Gupta. The first alternative was for the Special Committee to explore strategic alternatives, as part of which Mr. Gupta would be offered the opportunity to participate in the process along with other interested parties. The Special Committee did not impose upon Mr. Gupta any requirement that he commit to support a transaction in the context of the company exploring strategic alternatives.
The Special Committee did, however, present to Mr. Gupta an alternative approach. Under this approach, the Special Committee would negotiate directly with Mr. Gupta, without first undertaking an exploration of strategic alternatives, with a view to determining whether an agreement could be reached on terms acceptable to the Special Committee. The Committee informed Mr. Vinod Gupta that it was prepared to pursue this approach only if Mr. Gupta agreed to a post-signing market check and, if the company received a superior offer that Mr. Gupta was unable to top, to support that alternative transaction.
As previously announced, the Special Committee intends to continue to explore a range of strategic alternatives and to exercise its functions unless and until the authority of the Committee is terminated by the Board of Directors of infoUSA, despite the withdrawal of Mr. Vinod Gupta’s proposal and his statement that he does not intend to sell his shares or support any change in control transaction. However, there can be no assurance that any transaction will result from the Committee’s exploration of strategic alternatives.

For additional information, please contact:
Martin Kahn
Chairman of the Special Committee
212-848-0401
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.